Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

INCREASED EARNINGS FOR SECOND QUARTER 2016

QUAKERTOWN, PA (July 26, 2016) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the second quarter of 2016 of $2,098,000, or $0.62 per share on a diluted basis. This compares to net income of $1,934,000, or $0.58 per share on a diluted basis, for the same period in 2015. For the six months ended June 30, 2016, QNB reported net income of $4,363,000, or $1.29 per share on a diluted basis. This compares to net income of $4,070,000, or $1.22 per share on a diluted basis, reported for the same period in 2015.

For the second quarter ended June 30, 2016, the rate of return on average assets and average shareholders’ equity was 0.84% and 9.01%, respectively, compared with 0.81% and 8.83%, respectively, for the second quarter 2015. For six months ended June 30, 2016, the rate of return on average assets and average shareholders’ equity was 0.87% and 9.44%, respectively, compared with 0.85% and 9.41%, respectively, for the same period in 2015.

Total assets as of June 30, 2016 were $1,030,238,000 compared with $1,020,936,000 at December 31, 2015. Loans receivable at June 30, 2016 were $604,478,000 compared with $615,270,000 at December 31, 2015, a decrease of $10,792,000, or 1.8%. Total deposits at June 30, 2016 were $893,285,000 compared with $889,786,000 at December 31, 2015.

“Earnings growth has exceeded our expectations for the first half of the year. In the second quarter, net income increased 8.5% and earnings per share grew 6.9%,” said David W. Freeman, President and Chief Executive Officer.  “Household growth reached record levels in June, and we continue to see improvement in asset quality.”  Mr. Freeman added, “QNB Financial Services, our wealth management and retail brokerage business expanded assets under management to $86 million in at June 30, 2016, an increase of approximately $16 million from December 31, 2015.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and six months ended June 30, 2016 totaled $7,019,000 and $14,140,000, respectively, an increase of $377,000 and $811,000, respectively, from the same periods in 2015. The net interest margin for the second quarter of 2016 increased to 3.08% compared with 3.06% for the second quarter of 2015. Net interest margin for the six months ended June 30, 2016 was 3.11%, an increase of four basis points compared to the same period in 2015. Low interest rates and loan rate competition continues to exert pressure on asset yields, however, the growth in average loans as a percent of average earning assets as well as sustained growth in non-interest bearing deposits contributed to the improvement in net interest margin. The yield on earning assets increased two basis points from 3.54% for the second quarter of 2015 to 3.56% for the second quarter of 2016. For the six months ended June 30, 2016, the yield on earning assets increased four basis points, from 3.55% in 2015 to 3.59% in 2016. The cost of interest-bearing liabilities increased slightly to 0.58% for the second quarter and six months ended June 30, 2016, compared with the same periods in 2015.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $125,000 provision for loan losses in the first quarter of 2016; no provision was required for the second quarter 2016.   QNB's allowance for loan losses of $7,550,000 represents 1.25% of loans receivable at June 30, 2016 compared to $7,554,000, or 1.23% of loans receivable at December 31, 2015, and $7,655,000, or 1.32% of loans receivable at June 30, 2015. Net loan charge-offs were $129,000 for the first six months of 2016, or 0.04% annualized of total average loans, compared with net charge-offs of $406,000, or 0.14% annualized of total average loans for the same period in 2015.

Asset quality improved over the past six months and prior year with total non-performing assets of $12,583,000 as of June 30, 2016 compared with $13,372,000 as of December 31, 2015, and $15,019,000 as of June 30, 2015. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-accrual pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $10,183,000, or 1.68% of loans receivable at June 30, 2016, compared with $10,719,000, or 1.74% of loans receivable at December 31, 2015, and $12,090,000, or 2.09% of loans receivable at June 30, 2015. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At June 30, 2016, $6,319,000, or approximately 73% of the loans classified as non-accrual are current or past due less than 30 days. Commercial loans classified as substandard or doubtful, which includes non-performing loans, also improved. At June 30, 2016 substandard or doubtful loans totaled $23,476,000, a reduction of $3,849,000, or 14.1%, from the $27,325,000 reported at December 31, 2015 and a decrease of $5,885,000, or 20.0%, from the $29,361,000 reported at June 30, 2015.

QNB had no OREO and other repossessed assets as of June 30, 2016 and December 31, 2015 compared with three properties and one piece of leased equipment with a carrying value of $198,000 and $37,000, respectively, at June 30, 2015. Non-accrual pooled trust preferred securities are carried at fair value of $2,400,000, $2,653,000, and $2,694,000, at June 30, 2016, December 31, 2015, and June 30, 2015, respectively.

Non-Interest Income

Total non-interest income was $1,374,000 for the second quarter of 2016, a decrease of $225,000, or 14.1%, compared with the same period in 2015. Non-interest income for the six months ended June 30, 2016 was $2,950,000, a decrease of $326,000, or 10.0%, compared to the same period in 2015. Net gains on investment securities declined $199,000, or 93.0%, from $214,000 in second quarter 2015 to $15,000 in second quarter 2016. Retail brokerage and advisory fees declined $78,000, or 38.2%, to $126,000 for the second quarter 2016 compared to the same period in 2015. Fees for services to customers decreased $7,000, or 1.7%, from $404,000 at June 30, 2015 to $397,000 at June 30, 2016, due primarily to a decrease in net overdraft income and the elimination of an ATM network service charge in September 2015. QNB originates residential mortgage loans for sale in the secondary market. Net gains on sale of loans decreased $48,000, or 40.3%, from $119,000 during the second quarter of 2015 to $71,000 during the second quarter 2016 due to a decline in residential mortgage activity.

These reductions in fee income were offset in part by a $28,000, or 7.1%, increase in ATM and debit card income to $422,000 for the second quarter 2016, due to increases in card-based transactions and expansion of checking account households. The net gain from trading activity of $52,000 for the second quarter of 2016 increased $86,000, or 252.9%, compared to the net loss of $34,000 for the second quarter of 2015. The “other” category of non-interest income declined slightly when comparing the second quarter of 2016 and 2015.

Non-Interest Expense

Total non-interest expense was $5,593,000 for the second quarter of 2016, decreasing $71,000, or 1.3%, from the same period in 2015. For the six months ended June 30, 2016 non-interest expense decreased $79,000 to $11,112,000, compared to the same period in 2015. Salaries and benefits expense decreased $65,000, or 2.1%, to $2,988,000 when comparing the two quarters. Net occupancy and furniture and equipment expense decreased $21,000, or 2.4%, to $866,000 for the second quarter 2016, primarily due to decreased utilities and rent expenses. Other non-interest expense increased $15,000, when comparing second quarter 2016 with second quarter 2015, primarily due to increased marketing and foreclosure expenses which were offset by decreased third party services and state tax expenses. Provision for income taxes increased $119,000 in the second quarter 2016. The effective tax rate for the second quarter of 2016 and 2015 was 25.1% and 23.2%, respectively. The increase in effective rate was due to a higher proportion of taxable income and increased state income taxes during the first half of 2016 compared to the same period in 2015.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Assets	$1,030,238	$1,004,552	$1,020,936	$1,039,317	$955,245
Investment securities
Trading	3,459	4,006	4,189	3,625	3,871
Available-for-sale	344,253	345,118	361,915	362,568	330,231
Held-to-maturity	147	147	147	147	146
Loans held-for-sale	184	90	987	320	466
Loans receivable	604,478	601,686	615,270	582,255	578,256
Allowance for loan losses	(7,550)	(7,556)	(7,554)	(7,669)	(7,655)
Net loans	596,928	594,130	607,716	574,586	570,601
Deposits	893,285	865,360	889,786	908,674	826,081
Demand, non-interest bearing	117,650	105,660	98,543	98,092	97,060
Interest-bearing demand, money market and savings	547,262	532,597	563,867	581,488	494,877
Time	228,373	227,103	227,376	229,094	234,144
Short-term borrowings	36,693	40,426	37,163	32,588	32,896
Shareholders' equity	97,207	94,955	90,443	90,996	88,537

Asset Quality Data (Period End)
Non-accrual loans	$8,685	$8,834	$9,420	$8,082	$9,823
Loans past due 90 days or more and still accruing	65	8	11	52	90
Restructured loans	1,433	1,268	1,288	626	2,177
Non-performing loans	10,183	10,110	10,719	8,760	12,090
Other real estate owned and repossessed assets	-	-	-	-	235
Non-accrual pooled trust preferred securities	2,400	2,655	2,653	2,600	2,694
Non-performing assets	$12,583	$12,765	$13,372	$11,360	$15,019

Allowance for loan losses	$7,550	$7,556	$7,554	$7,669	$7,655

Non-performing loans / Loans excluding held-for-sale	1.68%	1.68%	1.74%	1.50%	2.09%
Non-performing assets / Assets	1.22%	1.27%	1.31%	1.09%	1.57%
Allowance for loan losses / Loans excluding held-for-sale	1.25%	1.26%	1.23%	1.32%	1.32%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Six months ended,
For the period:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15	6/30/16	6/30/15

Interest income	$8,184	$8,280	$8,184	$8,138	$7,746	$16,464	$15,553
Interest expense	1,165	1,159	1,159	1,123	1,104	2,324	2,224
Net interest income	7,019	7,121	7,025	7,015	6,642	14,140	13,329
Provision for loan losses	-	125	140	-	60	125	60
Net interest income after provision for loan losses	7,019	6,996	6,885	7,015	6,582	14,015	13,269
Non-interest income:
Fees for services to customers	397	383	417	434	404	780	806
ATM and debit card	422	388	418	397	394	810	756
Retail brokerage and advisory income	126	170	129	180	204	296	377
Net gain (loss) on investment securities available-for-sale	15	319	(17)	83	214	334	717
Net gain (loss) from trading activity	52	34	16	36	(34)	86	(19)
Net gain on sale of loans	71	49	54	120	119	120	182
Other	291	233	246	243	298	524	457
Total non-interest income	1,374	1,576	1,263	1,493	1,599	2,950	3,276
Non-interest expense:
Salaries and employee benefits	2,988	3,054	3,116	2,911	3,053	6,042	6,049
Net occupancy and furniture and equipment	866	866	867	851	887	1,732	1,770
Other	1,739	1,599	1,651	1,811	1,724	3,338	3,372
Total non-interest expense	5,593	5,519	5,634	5,573	5,664	11,112	11,191
Income before income taxes	2,800	3,053	2,514	2,935	2,517	5,853	5,354
Provision for income taxes	702	788	571	715	583	1,490	1,284
Net income	$2,098	$2,265	$1,943	$2,220	$1,934	$4,363	$4,070

Share and Per Share Data:
Net income - basic	$0.62	$0.67	$0.58	$0.66	$0.58	$1.29	$1.22
Net income - diluted	$0.62	$0.67	$0.58	$0.66	$0.58	$1.29	$1.22
Book value	$28.66	$28.08	$26.92	$27.16	$26.49	$28.66	$26.49
Cash dividends	$0.30	$0.30	$0.29	$0.29	$0.29	$0.60	$0.58
Average common shares outstanding - basic	3,383,109	3,369,782	3,351,909	3,343,011	3,333,018	3,376,445	3,327,384
Average common shares outstanding - diluted	3,391,875	3,377,936	3,366,566	3,356,789	3,346,533	3,384,834	3,340,118

Selected Ratios:
Return on average assets	0.84%	0.91%	0.75%	0.88%	0.81%	0.87%	0.85%
Return on average shareholders' equity	9.01%	9.88%	8.50%	9.86%	8.83%	9.44%	9.41%
Net interest margin (tax equivalent)	3.08%	3.14%	3.00%	3.08%	3.06%	3.11%	3.07%
Efficiency ratio (tax equivalent)	63.52%	60.43%	64.43%	62.22%	65.29%	61.95%	64.01%
Average shareholders' equity to total average assets	9.30%	9.21%	8.87%	8.98%	9.14%	9.26%	9.03%
Net loan charge-offs (recoveries)	$6	$123	$255	$(14)	$383	$129	$406
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.00%	0.08%	0.17%	-0.01%	0.27%	0.04%	0.14%

Balance Sheet (Average)
Assets	$1,007,036	$1,001,189	$1,023,365	$995,282	$961,077	$1,004,113	$966,204
Investment securities (Trading, AFS & HTM)	342,132	357,428	370,780	343,520	339,508	349,780	352,761
Loans receivable	600,761	600,808	589,096	575,944	573,766	600,785	566,021
Deposits	871,379	862,239	896,730	870,751	839,586	866,809	843,531
Shareholders' equity	93,688	92,251	90,725	89,340	87,803	92,970	87,229